Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 7, 2003 relating to the financial statements of Portfolio Recovery Associates, Inc., which appears in Portfolio Recovery Associates, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Harrisburg, Pennsylvania
November 7, 2003